Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES THIRD QUARTER FISCAL 2019 RESULTS

ELKHART, Indiana, February 5, 2019 / Business Wire/ -- Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”) today announced financial results for its third quarter ended December 29, 2018 of the fiscal year ending March 30, 2019 (“fiscal 2019”).

On June 1, 2018, Skyline Corporation (“Skyline”) and Champion Enterprises Holdings, LLC (“Champion”), the parent company of Champion Home Builders, Inc., completed the combination of their operations (the “Combination”). The combined company operates as Skyline Champion Corporation and is traded on the New York Stock Exchange under the ticker symbol “SKY”. The third quarter of fiscal 2019 includes a full quarter of results for both the Skyline and Champion businesses. Results for the three months ended December 30, 2017 of the fiscal year ended March 31, 2018 (“fiscal 2018”) include only the results of Champion.

Third Quarter Fiscal 2019 Highlights (compared to Third Quarter Fiscal 2018)

•	Net sales increased 20% to $354.7 million
•	Total homes sold increased 16% to 5,348
•	Gross profit as a percent of sales of 18.3%
•	Net income increased 95% to $10.5 million
•	EPS of $0.19; excluding non-recurring expenses, Adjusted EPS of $0.27
•	Adjusted EBITDA increased 3% to $26.4 million

“I am pleased to report another solid quarter for Skyline Champion. In the third quarter fiscal 2019 the company was successful in growing the topline and realizing merger synergies from its combined businesses,” said Keith Anderson, Skyline Champion’s Chief Executive Officer. “During the quarter we also made important growth investments as we completed the expansion of our Corona, California facility and made progress toward opening a new manufacturing facility in Leesville, Louisiana. The Leesville opening remains on schedule and will increase our capacity and help drive market share in the surrounding region. We remain excited about the progress we made during the quarter and the opportunities ahead for Skyline Champion.”

Third Quarter Fiscal 2019 Results

Net sales for the third quarter fiscal 2019 increased by 20% to $354.7 million compared to the prior-year period. The increase in net sales was driven primarily by an increase in the number of homes sold as well as a higher average selling price (“ASP”) per home sold, which increased due to market demand and product mix. The number of U.S. factory-built homes sold by Skyline Champion in the third quarter fiscal 2019 increased by 17% to 5,019 with U.S. ASPs increasing by 9% to $61,700. Average home sales prices rose in response to increased market demand for higher priced models. The number of Canadian factory-built homes sold increased by 2% to 329 homes compared to 323 homes in the prior-year period. Looking forward Skyline Champion is well positioned with $181 million in backlog as of December 29, 2018.

Gross profit increased by 15% to $64.7 million compared to the prior-year period. Gross profit was 18.3% of sales for the third quarter fiscal 2019 compared to 19.1% in the third quarter fiscal 2018.  During the quarter ended December 30, 2017, the Company produced over 900 disaster relief homes for the Federal Emergency Management Agency (“FEMA”).  These standard FEMA floor plans allowed Skyline Champion to achieve higher than typical production efficiencies and resulting margins.

Selling, general and administrative expenses (“SG&A”) in the third quarter fiscal 2019 increased to $48.8 million from $32.9 million in the same period last year, primarily due to inclusion of expenses related to the Skyline operations, and integration costs associated with the Combination.

Net income for the third quarter fiscal 2019 was $10.5 million, compared to $5.4 million during the same period from the prior year. The increase in net income was driven by higher sales and a lower income tax expense partially offset by the increase in SG&A expenses.

Adjusted EBITDA for the third quarter fiscal 2019 increased by 3% to $26.4 million compared to the third quarter fiscal 2018.  The increase was primarily driven by higher sales volumes and increased ASPs. The Adjusted EBITDA margin declined by 126 basis points to 7.4% due to higher SG&A expenses and FEMA production efficiencies in last year’s third quarter.

As of December 29, 2018, Skyline Champion had $129.0 million of cash and cash equivalents and $32.1 million of unused borrowing capacity under its revolving credit facility.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, February 6, 2019, at 8:30 a.m. Eastern Time, to discuss Skyline Champion’s financial results.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at https://ir.skylinechampion.com/overview/default.aspx. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13686813. The replay will be available until 11:59 P.M. Eastern Time on February 20, 2019.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) was formed in June 2018 as the result of the Combination of Skyline and the operating assets of Champion. The combined company employs more than 7,000 people and is the largest independent factory-built housing company in North America. With more than 65 years of homebuilding experience and 36 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Learn more about our products and services at the following company brand websites:

Manufactured and Modular Homes

www.championhomes.com

www.skylinehomes.com

Park Model RVs

www.athensparkmodelrvs.com

www.skylinepm.com

Modular Buildings

www.championcommercial.com

Retail Sales Centers

www.titanfactorydirect.com

Transportation Services

www.starfleettrucking.com

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) foreign currency gains and losses, (f) equity-based compensation, (g) restructuring charges and impairment of assets, and (h) other non-operating costs including those for the acquisition and integration or disposition of businesses and idle facilities. Adjusted

EPS is defined as net income or loss plus the after tax impact of specific costs associated with the Combination and Equity Offerings. These non-GAAP measures are not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA and Adjusted EPS are commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Non-GAAP measures may vary from that of others in our industry.  Adjusted EBITDA and Adjusted EPS are reconciled from the respective measure under U.S. GAAP in the tables below.

Forward-Looking Statements

Statements in this press release regarding the potential benefits created by the Combination, including potential synergies, the future performance of Skyline Champion, market demand and backlogs, the availability of financing, the progress on new facilities, and the potential impact on the business of such facilities are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "should," "will," "estimates," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. Skyline Champion cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: Skyline Champion's inability to realize the expected benefits from the Combination, general economic conditions; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing industry; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; Skyline Champion's relationships with its shareholders, customers, and other stakeholders; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to Skyline Champion; market demographics; and management's ability to attract and retain executive officers and key personnel and other risks and uncertainties more fully described in  Skyline Champion’s Form 10-Q for the second quarter fiscal 2019 previously filed with the Securities and Exchange Commission (SEC), as well as the other filings that Skyline Champion makes with the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share amounts)

	December 29, 2018	March 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,985	$113,731
Trade accounts receivable, net	46,479	41,984
Inventories	111,351	98,022
Other current assets	11,909	9,367
Total current assets	298,724	263,104
Long-term assets:
Property, plant and equipment, net	111,360	67,960
Restricted cash	—	22,885
Goodwill	172,057	3,179
Amortizable intangible assets, net	48,914	1,542
Deferred tax assets	34,527	30,290
Other noncurrent assets	12,682	6,438
Total assets	$678,264	$395,398
LIABILITIES AND EQUITY
Current liabilities:
Floor plan payable	$38,958	$29,825
Short-term portion of debt	—	404
Accounts payable	34,742	36,773
Other current liabilities	122,829	100,112
Total current liabilities	196,529	167,114
Long-term liabilities:
Long-term debt	59,330	58,927
Deferred tax liabilities	3,459	3,294
Other long-term liabilities	20,401	12,766
Total long-term liabilities	83,190	74,987
Contingent Liabilities
Equity:
Common stock, $0.0277 par value, 115,000 shares authorized, 56,713 shares issued as of December 29, 2018 (including 464 shares subject to restriction)	1,571	—
Additional paid-in capital	475,838	—
Members’ contributed capital	—	140,076
(Accumulated deficit) retained earnings	(67,365)	22,514
Accumulated other comprehensive loss	(11,499)	(9,293)
Total equity	398,545	153,297
Total liabilities and equity	$678,264	$395,398

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018 (a)	December 30, 2017

Net sales	$354,671	$294,378	$1,032,368	$798,443
Cost of sales	289,935	238,118	853,472	664,824
Gross profit	64,736	56,260	178,896	133,619
Selling, general, and administrative expenses	48,848	32,877	222,005	87,439
Operating income (loss)	15,888	23,383	(43,109)	46,180
Interest expense, net	813	999	2,712	3,164
Other expense	125	1,940	7,845	2,863
Income (loss) before income taxes	14,950	20,444	(53,666)	40,153
Income tax expense	4,437	15,051	13,699	22,089
Net income (loss)	$10,513	$5,393	$(67,365)	$18,064
Comprehensive income (loss):
Net income (loss)	$10,513	$5,393	$(67,365)	$18,064
Foreign currency translation (loss) gain	(2,099)	(250)	(2,206)	1,949
Comprehensive income (loss)	$8,414	$5,143	$(69,571)	$20,013
Net income (loss) per share:
Basic	$0.19	$0.11	$(1.28)	$0.38
Diluted	$0.19	$0.11	$(1.28)	$0.38

(a)	Includes only seven months of results from the Skyline operations.

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	December 29, 2018 (a)	December 30, 2017

Cash flows from operating activities
Net (loss) income	$(67,365)	$18,064
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Depreciation	8,219	5,761
Amortization of intangible assets	3,316	365
Equity-based compensation	97,589	450
Deferred income taxes	3,223	11,335
Amortization of deferred financing fees	409	45
Loss (gain) on disposal of property, plant and equipment	1	(1)
Foreign currency transaction loss (gain)	188	(1,140)
(Increase) decrease in assets net of business acquired
Accounts receivable	8,414	(29,867)
Inventories	4,991	(10,113)
Prepaid expenses	(613)	(2,102)
Other assets	327	1,951
Increase (decrease) in liabilities net of business acquired
Accounts payable	(11,756)	(2,871)
Accrued expenses	4,618	2,754
Other liabilities	357	4,698
Net cash provided by (used in) operating activities	51,918	(671)
Cash flows from investing activities
Additions to property, plant, and equipment	(7,627)	(7,867)
Cash assumed in business acquisition	9,722	—
Proceeds from disposal of property, plant and equipment	17	424
Decrease (increase) in note receivable	284	(167)
Net cash provided by (used in) investing activities	2,396	(7,610)
Cash flows from financing activities
Borrowings on revolving credit facility	46,900	—
Payments on term loans and capital leases	(46,900)	(317)
Changes in floor plan financing, net	9,133	6,190
Payments for deferred financing fees	(2,169)	(93)
Members’ capital distributions	(65,277)	—
Stock option exercises	1,615	—
Tax payments for equity-based compensation	(4,117)	—
Net cash (used in) provided by financing activities	(60,815)	5,780
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,130)	1,557
Net decrease in cash, cash equivalents and restricted cash during the period	(7,631)	(944)
Cash, cash equivalents and restricted cash at beginning of period	136,616	102,692
Cash, cash equivalents and restricted cash at end of period	$128,985	$101,748

(a)	Includes only seven months of results from the Skyline operations.

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	December 29, 2018	December 30, 2017	Change	December 29, 2018 (a)	December 30, 2017	Change

Net income (loss)	$10,513	$5,393	$5,120	$(67,365)	$18,064	$(85,429)
Income tax expense	4,437	15,051	(10,614)	13,699	22,089	(8,390)
Interest expense, net	813	999	(186)	2,712	3,164	(452)
Depreciation and amortization	4,577	2,028	2,549	11,535	6,126	5,409
Equity-based compensation	3,662	150	3,512	97,589	450	97,139
Foreign currency transaction loss (gain)	155	93	62	188	(1,140)	1,328
Transaction costs	—	1,937	(1,937)	6,905	2,831	4,074
Acquisition integration costs	1,998	—	1,998	5,500	—	5,500
Equity offering costs	—	—	—	816	—	816
Restructuring charges	125	—	125	1,236	—	1,236
Other	127	(11)	138	126	33	93
Adjusted EBITDA	$26,407	$25,640	$767	$72,941	$51,617	$21,324

(a)	Includes only seven months of results from the Skyline operations.

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS PER SHARE

(Dollars and shares in thousands, except per share amounts)

(Unaudited, amounts shown net of tax)

	Three Months Ended		Nine Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net income (loss)	$10,513	$5,393	$(67,365)	$18,064
Adjustments:
Combination related equity-based compensation	3,314	—	95,358	—
Transaction costs	—	1,937	6,063	2,831
Acquisition integration costs	1,359	—	3,740	—
Equity offering costs	—	—	816	—
Restructuring charges	85	—	1,018	—
Adjusted net income	15,271	7,330	39,630	20,895
Less: Undistributed earnings allocated to participating securities	125	458	1,371	1,321
Adjusted net income attributable to the Company's common shareholders	$15,146	$6,872	$38,259	$19,574
Average common shares outstanding	56,249	44,525	52,595	44,480
Adjusted net income per share	$0.27	$0.15	$0.73	$0.44